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Exhibit 10.1

EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT, dated as of September 15, 2003 (this "Agreement"), is made and entered into by and between UTI Corporation, a Maryland corporation (the "Company") and Ron Sparks ("Employee").

        WHEREAS, the Company desires to retain the services of Employee, and Employee desires to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

        1.    Employment.    The Company hereby employs Employee, and Employee accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

        2.    Position and Duties.

        (a)    Service with the Company.    During the Term, Employee agrees to serve as (i) President and Chief Executive Officer of the Company, (ii) a member of the board of directors of the Company (the "Board") and (iii) a member of the Executive Committee of the Board (the "Executive Committee"). As President and Chief Executive Officer of the Company, Employee shall have overall charge of the business operations of the Company with the general powers and duties of supervision and management usually vested in the chief executive officer and president of a corporation and shall perform such reasonable employment duties as the Chairman of the Board, the Executive Committee or the Board shall assign to him from time to time, and any duties assigned to him will be commensurate with Employee's position as President and Chief Executive Officer. Employee will initially maintain primary residence in Massachusetts, but will operate from the current corporate headquarters as necessary and will upon the selection by the Board or the Executive Committee of the new location of corporate headquarters, relocate to the area of such corporate headquarters. Employee's services pursuant to this Agreement shall be performed primarily at the Company's offices in Collegeville, Pennsylvania or the new location of the Company's corporate headquarters, as applicable, or at such other facilities of the Company as the Company and Employee may agree upon from time to time. Employee's responsibilities and obligations as a director of the Company shall be governed by the Company's charter documents.

        (b)    Performance of Duties.    Employee agrees to serve the Company faithfully and to perform Employee's duties and responsibilities to the best of Employee's abilities in a reasonably diligent, trustworthy, businesslike and efficient manner. Employee further agrees to devote his full time, attention and efforts to the business and affairs of the Company during the Term except where any deviation from this requirement may be expressly approved in writing by the Chairman of the Board, the Executive Committee or the Board. Notwithstanding the foregoing, nothing in this Section 2(b) shall be deemed to prohibit Employee in engaging in passive investment activities for his own benefit or the benefit of his family provided that such activities do not impair Employee's performance of his obligations under this Agreement or violate any term or condition of that certain Non-Competition Agreement, dated September 15, 2003, between Employee and the Company. Employee hereby confirms that he is under no contractual commitment inconsistent with his obligations set forth in this Agreement, and that, during the Term, he will not render or perform services for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement. Employee hereby further confirms that he has terminated any existing employment agreement, if any, that he may have had with any other corporation, firm, entity or person, prior to the date hereof.

        3.    Compensation.

        (a)    Base Salary.    During the initial twelve (12) months of the Term, Employee's base salary shall be paid at a rate of $325,000 per annum, which base salary shall be paid in regular installments in accordance with the Company's general payroll practices, including those related to withholding for taxes, insurance and similar items. The base salary payable to Employee during each twelve-month period subsequent to the first twelve months of the Term shall be a minimum of $325,000 per annum and adjusted annually thereafter based on the consumer price index and any other adjustments as may be determined by the Compensation Committee of the Company's Board of Directors.

        (b)    Incentive Compensation.    In addition to the base salary, in any given year, Employee shall be eligible to receive an annual cash bonus equal to seventy five percent of Employee's then applicable base salary. Such bonus shall be determined based on the achievement of certain performance objectives set by the Compensation Committee of the Company's Board of Directors ("Compensation Committee") on an annual basis that will include operating cash flow, return on capital and appreciation in value of the Company's shareholder equity or such other parameters agreed upon by the Compensation Committee and Employee. The bonus will be increased to up to one hundred percent of Employee's applicable base salary based on the achievement of additional financial and operating targets set by the Compensation Committee. During fiscal year 2003, Employee shall receive a bonus equal to 27% of the 2003 fiscal year bonusable amount based upon the achievement of certain performance objectives set by the Compensation Committee.

        (c)    Participation in Benefit Plans.    During the Term, Employee shall be eligible to participate in all of the benefit plans or programs that have been established for the other employees of the Company at the same level as Employee, to the extent that Employee meets the requirements for each individual plan. The Company provides no assurances as to the adoption or continuance of any particular benefit plan or program, and Employee's participation in any such plan or program shall be subject to the terms, provisions, rules and regulations applicable thereto.

        (d)    Options.    Subject to the terms and conditions of the Company's 2000 Stock Option and Incentive Plan, as amended from time to time (the "Option Plan"), the Company shall grant Employee an option to purchase 540,000 shares of the Company's common stock at an exercise price of $8.18 per share, which option shall vest twenty percent per year over a period of five (5) years and will otherwise be subject to the terms of an option grant agreement (the "Initial Grant Agreement") to be entered into between Employee and the Company. The Company represents and warrants to the Employee that 540,000 shares represents 3% of the outstanding common stock of the Company (on a fully diluted basis) as of the date of this Agreement. Upon successful completion of an initial public offering by the Company, the Company shall grant Employee an additional option to purchase an amount of the Company's common stock equal to one percent of the number of shares of the Company's common stock outstanding as of the closing of such initial public offering at an exercise price equal to the initial public offering price, which option shall vest twenty percent per year over a period of five (5) years and will otherwise be subject to the terms of an option grant agreement (the "IPO Grant Agreement") to be entered into between Employee and the Company. The IPO Grant Agreement shall contain the same terms and conditions as the Initial Grant Agreement (other than a provision that the vesting of the options accelerates upon an initial public offering).

        (e)    Relocation Expenses.    The Company shall reimburse Employee for all reasonable and necessary out-of-pocket and documented direct costs of relocating and storing household goods, temporary housing and for the sales commission to be paid by Employee upon the sale of his current primary residence, subject to the presentment of appropriate vouchers in accordance with the Company's normal policies for expense verification. Such reimbursement will be "grossed up" to include an additional amount calculated to compensate Employee for any tax consequences suffered as a result of such payment, including but not limited to the value of the sales commission paid by

Employee on the sale of his current residence. Upon relocation of Employee, the Company shall also pay Employee a one-time "room and drape allowance" of $30,000. If Employee does not relocate during the term of this Agreement, no "room and drape" allowance shall be paid.

        (f)    Expenses.    During the Term, the Company shall reimburse Employee for all reasonable and necessary out-of-pocket expenses incurred by Employee in the performance of his duties under this Agreement in accordance with the Company's customary and normal practices, subject to the presentment of appropriate vouchers in accordance with the Company's normal policies for expense verification. Employee shall have the right to participate in the Company's car plan, pursuant to the terms of such plan as they may be modified or amended from time to time.

        4.    Term.

        (a)    Duration of Employment.    Employee's employment hereunder shall commence on September 15, 2003 (the "Start Date") and shall be for a period of three (3) years from the Start Date (the "Term"); provided, however, that Employee's employment hereunder shall terminate prior to the expiration of the Term in the event that at any time during such Term:

            (i)  Employee dies;

           (ii)  Employee becomes Disabled (as hereinafter defined);

          (iii)  The Board of Directors of the Company elects to terminate this Agreement for Cause and notifies Employee in writing of such election;

          (iv)  The Board of Directors of the Company elects to terminate this Agreement without Cause and notifies Employee in writing of such election;

           (v)  Employee elects to terminate this Agreement for "Good Reason" and notifies the Company in writing of such election; or

          (vi)  Employee elects to terminate this Agreement without "Good Reason" and notifies the Company in writing of such election.

        If this Agreement is terminated pursuant to clause (i), (ii), (iii) or (v) of this Section 4(a), such termination shall be effective immediately. If this Agreement is terminated pursuant to clause (iv) or (vi) of this Section 4(a), such termination shall be effective thirty (30) days after delivery of the notice of termination.

        (b)    "Cause" Defined.    "Cause" means:

            (i)  Employee has materially breached any provision of this Agreement, any material written Company policy or any material contract between Employee and the Company, and Employee has failed to cure such breach within thirty (30) days after receipt of written notice of breach from the Company;

           (ii)  Employee has engaged in willful misconduct, including, without limitation, willful and repeated failure to perform Employee's duties as an officer or employee of the Company, and Employee has failed to cure such misconduct within thirty (30) days after receipt of written notice of default from the Company;

          (iii)  Employee has committed fraud, misappropriation or embezzlement in connection with the Company's business or has otherwise materially breached his fiduciary duty to the Company;

          (iv)  Employee has been convicted or has pleaded nolo contendere to any act constituting a felony under the laws of any state or of the United States of America, or any crime involving moral turpitude that, in the reasonable determination of the Company's Board of Directors, causes material harm to the Company; or

           (v)  Employee abuses illegal drugs, alcohol or other controlled substances.

        (c)    Effect of Termination    Notwithstanding any termination of this Agreement, Employee, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement, which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee's employment.

        (d)    "Disabled" Defined.    As used in this Agreement, the term "Disabled" means any mental or physical condition that renders Employee unable to perform the essential functions of his position, with or without reasonable accommodation, as is consistent with the Americans with Disabilities Act and the Family and Medical Leave Act; for a period in excess of one hundred eighty (180) consecutive days or more than one hundred eighty (180) days during any period of three hundred sixty-five (365) calendar days.

        (e)    Surrender of Records and Property.    Upon termination of Employee's employment with the Company, Employee shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof that relate in any way to the business, products, practices or techniques of the Company or any of its Affiliates (as hereinafter defined), and all other property, trade secrets and confidential information of the Company or any of its Affiliates, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company or any of its Affiliates, which in any of these cases are in Employee's possession or under Employee's control.

        (f)    Wage Continuation.    If Employee's employment by the Company is terminated by Employee or the Company pursuant to clause (i), (ii), (iv) or (v) of Section 4(a), then, in consideration for the execution by Employee of a release in form and substance satisfactory to the Company (which condition shall not apply in the event of termination pursuant to clause (i) of Section 4(a)), the Company shall pay to Employee or his estate, as the case may be, a lump sum equal to eighteen times his monthly base salary then in effect, less any payments received by Employee from any disability income insurance policy provided to him by the Company and shall continue to provide health, dental and vision insurance benefits and life insurance for the Employee (to the extent provided by the Company at the time of Employee's termination and to the extent Employee remains eligible under COBRA for such benefits) for eighteen (18) months from the date of termination of employment. If this Agreement is terminated pursuant to clause (iii) or (vi) of Section 4(a), Employee's right to base salary and all benefits shall immediately terminate, except as may otherwise be required by applicable law.

        (g)    Termination of Benefits.    All of Employee's rights to any other employee benefit hereunder (except as described in Section 4(f) or pursuant to law) accruing after the termination of Employee's employment with the Company shall cease upon such termination. Upon termination of this Agreement for any reason whatsoever, Employee shall have the right to receive compensation at the rate of Employee's then applicable base salary for any accrued but unused vacation time. Notwithstanding the foregoing, the effect of Employee's termination on the options granted to Employee described in Section 3(d) above shall be governed by the terms of the Initial Grant Agreement and IPO Grant Agreement, if applicable.

        (h)    Bonus Continuation.    If Employee's employment by the Company is terminated by Employee or the Company pursuant to clause (i), (ii), (iv) or (v) of Section 4(a), then, in consideration for the execution by Employee of a release in form and substance satisfactory to the Company (which condition shall not apply in the event of termination pursuant to clause (i) of Section 4(a)), the Company shall pay to Employee or his estate, as the case may be, pursuant to Section 3(b) Employee's pro rata share of all amounts earned or accrued thereunder through such date of termination (subject to applicable withholdings pursuant to the Company's standard payroll practices). In the case of bonuses under Section 3(b) that are calculated based on an annual basis or other specified period of time, Employee, or his estate, as the case may be, shall receive payment of Employee's pro rata portion (subject to applicable withholdings pursuant to the Company's standard payroll practices) following the termination of the period for which such bonuses are calculated notwithstanding the fact that Employee is not employed by the Company on the last day of such period. If Employee's employment is terminated pursuant to clause (iii) or (vi) of Section 4(a), Employee's right to payments pursuant to all clauses of Section 3(b) shall immediately terminate, except as may otherwise be required by applicable law.

        (i)    "Affiliate" Defined.    As used in this Agreement, the term "Affiliate" of a person or entity means any person or entity controlled by, controlling or under common control with such person or entity, or any member of the immediate family, including parents, spouse, children or siblings, of such person.

        (j)    "Good Reason" Defined.    As used in this Agreement, the term "Good Reason" means (i) any non-consensual reduction in base salary as provided in Section 3(a) hereof (that does not correspond to any material change or reduction in the duties of Employee which is at the request or consent of Employee); (ii) any non-consensual material reduction in benefits as provided in Section 3(b) hereof (that does not correspond to any material change or reduction in the duties of Employee which is at the request or consent of Employee); (iii) any non-consensual material change in the title or duties of Employee; (iv) any non-consensual required relocation of Employee's principal place of employment outside of a sixty (60) mile radius of Employee's then principal place of employment; (v) any circumstance whereby the Company is engaging in unethical or illegal activity; or (vi) termination upon assignment pursuant to Section 9(e) below.

        (k)    Option Vesting Under Special Circumstances.    In the event of a Change of Control as defined in Section 2.5(ii) and 2.5(iii) of the Option Plan or an Initial Public Offering as defined in the Initial Grant Agreement, all unvested options granted to Employee pursuant to the Initial Grant Agreement shall vest in accordance with the terms of the Initial Grant Agreement.

        (l)    Payment of Excise Tax.    In the event Employee will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the "Code"), or any interest or penalties with respect to such excise tax, as a result of any payments (including any "parachute payment" within the meaning of Section 280(G)(b)(2) of the Code) or distribution by the Company to or for the Employee's benefit, whether paid or payable or distributed or distributable, then the Company shall make an additional payment to Employee in an amount sufficient to cover the amount of all excise tax due on a one-time, grossed-up basis (including any interest or penalties imposed with respect to such taxes).

        5.    Ventures.    If, during the Term, Employee is engaged in or associated with the planning or implementing of any project, program or venture involving the Company, or any of its Affiliates, and a third party or parties, all rights in such project, program or venture shall belong to the Company or its Affiliates, as applicable. Except as approved by the Company's Board of Directors, Employee shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the compensation to be paid to Employee as provided in this Agreement. Employee shall have no interest, direct or indirect, in any vendor or customer of the Company or any of its Affiliates, except that nothing in this Agreement shall preclude Employee from owning less than 3% of the total number of outstanding shares of a publicly traded company, regardless of whether such company is a vendor or customer of the Company.

        6.    Intellectual Property.

        (a)    Disclosure and Assignment.    Employee will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Employee, either solely or in collaboration with others, during the Term, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of the Company or any of its Affiliates ("Developments"). Employee, to the extent that he has the legal right to do so, hereby acknowledges that any and all of the Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Employee's right, title and interest in and to any and all Developments. At the request of the Company, Employee will confer with the Company and its representatives, at the Company's expense, for the purpose of disclosing all Developments to the Company as the Company shall reasonably request during the period ending one (1) year after termination of Employee's employment with the Company.

        (b)    Limitation on Section 6(a).    The provisions of Section 6(a) shall not apply to any Development meeting the following conditions:

            (i)  such Development was developed entirely on Employee's own time;

           (ii)  such Development was made without the use of any equipment, supplies, facility or trade secret information of the Company or any of its Affiliates;

          (iii)  such Development does not relate (A) directly to the business of the Company or any of its Affiliates or (B) to the Company's, or any of its Affiliate's, actual or demonstrably anticipated research or development; and

          (iv)  such Development does not result from any work performed by Employee for the Company or any of its Affiliates.

        (c)    Assistance of Employee.    Upon request and without further compensation therefor, but at no expense to Employee, and whether during the Term or thereafter, Employee will do all lawful acts, including but not limited to, the execution of papers and lawful oaths and the giving of testimony, that, in the reasonable opinion of the Company, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign patents, including but not limited to, design patents, on the Developments, and for perfecting, affirming and recording the Company's, or any of its Affiliate's, complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

        (d)    Records.    Employee will keep complete, accurate and authentic accounts, notes, data and records of the Developments in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, and, upon its request, Employee will promptly surrender same to it or, if not previously surrendered upon its request or otherwise, Employee will surrender the same, and all copies thereof, to the Company upon the conclusion of his employment.

        (e)    Obligations, Restrictions and Limitations.    Employee understands that the Company, or its Affiliates, may enter into agreements or arrangements with agencies of the United States Government, and that the Company, or its Affiliates, as applicable, may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived or developed by employees, consultants or other agents rendering services to it. Employee shall be bound by all such obligations, restrictions and limitations applicable to any such invention conceived or developed by him during the Term and shall take any and all further action that may be required to discharge such obligations and to comply with such restrictions and limitations.

        (f)    Copyrightable Material.    All right, title and interest in all copyrightable material relevant to the business of the Company, that Employee shall conceive or originate during the Term, either individually or jointly with others, and which arise out of the performance of this Agreement, will be the property of the Company and are by this Agreement assigned to the Company along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefor, but at no expense to Employee, and whether during the Term or thereafter, Employee shall execute all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by Employee for the Company in performing his responsibilities under this Agreement shall be considered "works made for hire," as defined in the U.S. Copyright Act.

        (g)    Know-How and Trade Secrets.    All know-how and trade secret information conceived or originated by Employee that arises out of the performance of his obligations or responsibilities under this Agreement or any related material or information shall be the property of the Company, and all rights therein are by this Agreement assigned to the Company.

        7.    Settlement of Disputes.

        (a)    Arbitration.    Except as provided in Section 7(c), any claims or disputes of any nature between the Company and Employee arising from or related to the performance, breach, termination, expiration, application or meaning of this Agreement or any matter relating to Employee's employment and the termination of that employment by the Company shall be resolved exclusively by arbitration in Philadelphia, Pennsylvania, in accordance with the then existing Commercial Arbitration Rules for Resolution of Employment Disputes of the American Arbitration Association. In the event of submission of any dispute to arbitration, each party shall, not later than thirty (30) days prior to the date set for hearing, provide to the other party and to the arbitrator(s) a copy of all exhibits upon which the party intends to rely at the hearing and a list of all persons each party intends to call at the hearing (other than rebuttal witnesses). The arbitrator(s)' fees and all other costs shall be shared equally by the parties.

        (b)    Binding Effect.    The decision of the arbitrator(s) shall be final and binding upon both parties. Judgment of the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

        (c)    Resolution of Certain Claims—Injunctive Relief.    Section 7(a) shall have no application to claims by the Company asserting a violation of Section 4(e) or 6 or seeking to enforce, by injunction or otherwise, the terms of Section 4(e) or 6. Such claims may be maintained by the Company in a lawsuit subject to the terms of Section 7(d). Employee acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by him of the provisions of this Agreement. Accordingly, Employee agrees that, in addition to, but not to the exclusion of any other available remedy, the Company shall have the right to enforce the provisions of Section 4(e) or 6 by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction, and without the necessity of proving actual damages, and the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs in enforcing the provisions of Section 4(e) or 6.

        (d)    Venue.    Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement, or any provision hereof, shall be litigated only in the courts of the Philadelphia County, Pennsylvania. Employee and the Company consent to the jurisdiction of such courts over the subject matter set forth in Section 7(c). Employee waives any right Employee may have to transfer or change the venue of any litigation brought against Employee by the Company.

        8.    Representations.

        (a)    Employee's Representations.    Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound, (ii) Employee is not a party to or bound by any employment agreement, covenant not to compete or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms.

        (b)    Company's Representations.    Company hereby represents and warrants to Employee that (i) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment, or decree to which the Company is a party or by which the Company is bound, and (ii) upon the execution and delivery of this Agreement by Employee, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

        9.    Miscellaneous.

        (a)    Entire Agreement.    This Agreement (including the exhibits, schedules and other documents referred to herein) contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof. The Company and Employee are also party to that certain Non-Competition Agreement of even date herewith. In the event of any direct conflict between any term of this Agreement and any term of any other agreement executed by Employee, the terms of this Agreement shall control. If Employee signed or signs any other agreement(s) relating to or arising from Employee's employment with Company, all provisions of such Agreement(s) that do not directly conflict with a provision of this Agreement shall not be affected, modified or superseded by this Agreement, but rather shall remain fully enforceable according to their terms.

        (b)    Counterparts.    This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

        (c)    Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision(s) of this Agreement will not be affected or impaired thereby. To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable and only in view of the parties' express desire that the

Company be protected to the greatest extent allowed by law from the misuse or disclosure of confidential information or Developments.

        (d)    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by Section 9(e), successors and assigns.

        (e)    Assignability.    Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable (including by operation of law) by either party without the prior written consent of the other party to this Agreement, except that the Company may, without the consent of Employee, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which fifty percent (50%) or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company, provided that the assignee assumes all obligations of the Company under this Agreement. If such assignee does not assume all obligations of the Company under this Agreement, Employee shall have the right to terminate this Agreement for Good Reason pursuant to the terms of Section 4 above. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 9.

        (f)    Modification, Amendment, Waiver or Termination.    No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by the Company of any right or any breach by Employee shall constitute a waiver of any other right or breach by Employee.

        (g)    Notices.    All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein. All such communications shall be effective when received.

    Notices to Employee:

    Ron Sparks

    Notices to Company:

    UTI Corporation
    200 W. 7th Avenue
    Collegeville, PA 19426
    Attn: Chairman of the Board
    Fax: (610) 409-2470

    with a copy to:

    Hogan & Hartson L.L.P.
    1200 17th Street, Suite 1500
    Denver, Colorado 80202
    Attn: Christopher J. Walsh
    Fax: (303) 899-7333

        Any party may change the address set forth above by notice to each other party given as provided herein.

        (h)    Headings.    The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        (i)    Governing Law.    All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by the internal laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law provisions thereof.

        (j)    Withholding Taxes.    The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph.

UTI CORPORATION

By:	/s/ BRUCE L. ROGERS
Name:	Bruce L. Rogers
Title:	Chairman

EMPLOYEE

/s/ RON SPARKS Ron Sparks

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  Exhibit 10.1
EMPLOYMENT AGREEMENT